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                                                                   EXHIBIT 2.2

                            ASSET PURCHASE AGREEMENT

         AGREEMENT entered into as of July 14, 2000 by and between Harvard Apparatus, Inc., a Massachusetts corporation ("BUYER"), AmiKa Corporation., a Maryland corporation ("AMIKA"), and Ashok Shukla (the "SHAREHOLDER") for the purposes of the Sections entitled "1.8. New Technology Licensing," "2.5(b)(i) and (ii). Subject Assets; Personal Property," "3.4. Non-Competition" and "3.5. Confidentiality."

                              W I T N E S S E T H

         WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to purchase from AmiKa, and AmiKa desires to sell, transfer and assign to Buyer, all of the properties and assets of the business and operations of AmiKa relating to the manufacturing, distribution and sale of the Products (as defined in Section 2.9(o)(ii) hereof). The business and operations of AmiKa which relate solely to the Products are referred to herein as the "BUSINESS";

         WHEREAS, Buyer and AmiKa have previously entered into a non-binding letter agreement dated May 26, 2000 (the "ORIGINAL LETTER AGREEMENT"); and

         WHEREAS, this Agreement is intended by the parties hereto to constitute the entire agreement of the parties and to supersede the Original Letter Agreement and, accordingly, upon the execution of this Agreement the provisions of the Original Letter Agreement shall be of no further force and effect.

         NOW, THEREFORE, in order to consummate the purchase and sale of the Subject Assets and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

1.       PURCHASE AND SALE OF ASSETS.

         1.1      PURCHASE AND SALE OF ASSETS.

                  (a) Subject to the provisions of this Agreement, at the Closing (as defined in Section 1.5 hereof) AmiKa shall sell, transfer and assign to Buyer and Buyer shall acquire all right, title and interest in all of the assets, property and business of AmiKa related to, used or held for use in the Business (except for patent application number 09/591009 relating to the Puretip product, and the cash and accounts receivable on AmiKa's balance sheet at the Closing set forth on SCHEDULE 1.1(A) (collectively, the "EXCLUDED ASSETS")) of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, including, without limitation, all goodwill and Intellectual Property Assets (as defined in Section 2.9 hereof) and all of AmiKa's rights and interests in and to all purchase orders, commitments, contracts and agreements relating to the Business, including without limitation the assets, property and business set forth on
SCHEDULE 1.1(A) hereto.

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         The assets, property and business of AmiKa being sold to and purchased by Buyer under this Section 1.1(a) are hereinafter sometimes referred to as the "SUBJECT ASSETS."

         1.2 LIABILITIES. Except with respect to those unexpired purchase orders made in the ordinary course of business as set forth on SCHEDULE 1.2 attached hereto and those warranty obligations set forth in the AmiKa Catalogue (as defined in Section 2.19(o)(ii)), as to which Buyer will assume the obligations thereunder but only to the extent set forth therein, Buyer will not assume any liabilities of AmiKa, including, without limitation accounts payable and any liabilities arising from or related to severance payments required to be made or owed in connection with the termination of any employees of AmiKa. Notwithstanding anything in this Agreement to the contrary, Buyer will not assume, and Seller shall remain solely responsible for, any liability (whether arising before or after the Closing Date) relating to any environmental or worker health and safety matter of any kind or nature whatsoever, known or unknown, asserted or unasserted, that arises in connection with or on the basis of events, acts, omissions, conditions, or any other state of facts occurring or existing prior to or on the Closing Date.

          1.3. PURCHASE PRICE AND PAYMENT. In consideration of the sale by AmiKa to Buyer of the Subject Assets, subject to the satisfaction of all of the conditions contained herein, at the Closing (as defined in Section 1.5) Buyer shall cause the amount of $3,000,000 (the "PURCHASE PRICE") to be delivered as follows:

               (a) Buyer shall deliver to Boston Safe Deposit & Trust Company (the "ESCROW AGENT") cash in the amount of $100,000 (the "INDEMNIFICATION ESCROW AMOUNT") to be held in escrow pursuant to and in accordance with the terms of an Escrow Agreement in the form attached hereto as EXHIBIT 1.3 (the "ESCROW Agreement"); and

               (b) Buyer shall deliver to AmiKa an amount equal to the Purchase Price less the Escrow Amount (or $2,900,000) by wire transfer of immediately available funds to First Union National Bank, Center Park Drive, Columbia, Maryland 21045, ABA #:055003201, Account #: 4371239315 (the "WIRE TRANSFER INSTRUCTIONS").

         Each of Buyer, AmiKa and the Shareholder hereby agree that following the Closing Date, they, and each of their respective officers and directors, will hold in strict confidence, and will not distribute or make available, the financial terms of this Agreement, except as required by law or subject to an obligation of confidence by a third party receiving such information.

         1.4. INVENTORY ADJUSTMENT. AmiKa's Inventory (as defined in Section 2.7) at Closing, as such amount is mutually determined and agreed upon by Buyer and AmiKa prior to the Closing (the "CLOSING INVENTORY VALUE"), shall have a retail value equal to approximately $200,000, but in no event shall the Closing Inventory Value be less than $180,000. If the sum of the retail value of any finished goods Inventory made by AmiKa at Buyer's request following the Closing Date (as defined in Section 1.5) plus the Closing Inventory Value (the "INVENTORY SUM") exceeds $180,000, Buyer shall pay to AmiKa by wire transfer (in

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accordance with the Wire Transfer Instructions) an amount equal to 35% of the excess of the Inventory Sum over $180,000 within three (3) business days following receipt of such finished goods inventory by Buyer.

         1.5. TIME AND PLACE OF CLOSING. The closing of the purchase and sale provided for in this Agreement (herein called the "CLOSING") shall be held at the offices of Goodwin, Procter & Hoar LLP at Exchange Place, Boston, Massachusetts, on July 14, 2000 (the "CLOSING DATE") or at such other place or earlier or later date or time as may be fixed by mutual agreement of Buyer and AmiKa.

         1.6. TRANSFER OF SUBJECT ASSETS. At the Closing, AmiKa shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all the Subject Assets. Such instruments of transfer (a) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance satisfactory to Buyer and its counsel, and (c) shall effectively vest in Buyer good and marketable title to all the Subject Assets free and clear of all liens, restrictions and encumbrances. The Subject Assets will be packed and shipped by common carrier (both at Buyer's expense) to Buyer's place of business at 84 October Hill Road, Holliston, Massachusetts.

         1.7 FURTHER ASSURANCES. AmiKa, at any time on and after the Closing Date, shall execute and deliver such further instruments of transfer and assignment and other documents and take such other actions as may reasonably requested by Buyer in order to transfer to Buyer or its permitted assigns title to and possession of any of the Subject Assets acquired hereunder or otherwise to carry out the purposes of this Agreement.

         1.8  NEW TECHNOLOGY LICENSING.

              (a) For a period of four (4) years following the Closing Date, Buyer will have the right to be the first party offered (the "RIGHT OF FIRST OFFER") a license to all new technology developed by any of AmiKa or the Shareholder (collectively, the "LICENSING PARTIES") (i) which competes with the technology underlying the Products or (ii) for sample preparation using proteins, peptides, nucleic acids or other biomolecules (whether patented, patent pending, patent applied for or unpatented), for the worldwide, exclusive rights to make, use and sell such technology.

              (b) In connection with Buyer's Right of First Offer, the applicable Licensing Party(ies) shall deliver to the Buyer (i) a written notice offering a license to the new technology pursuant to Section 1.8(a) (the "NEW TECHNOLOGY LICENSE") and (ii) a license agreement substantially in the form attached hereto as EXHIBIT 1.8 that will include all terms and conditions of the New Technology License; PROVIDED, that the parties shall, within fifteen (15) business days following the exercise by Buyer of its Right of First Offer hereunder, mutually agree to the level of minimum sales to be used for determining the minimum royalties to be paid under each such license agreement entered into with respect to each New Technology

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License ("MINIMUM SALES"). Buyer shall have thirty (30) calendar days in which to exercise its Right of First Offer by providing written notice to the applicable Licensing Party(ies). In the event Buyer does not so exercise its Right of First Offer within such thirty (30) day period, or if Buyer does exercise it Right of First Offer but the parties cannot mutually agree upon the Minimum Sales within the fifteen (15) business day period as described above, Buyer's Right of First Offer with respect only to the particular New Technology License being offered by Seller shall be deemed waived.

              (c) In the event Buyer shall not have exercised its Right of First Offer, the applicable Licensing Party(ies) may offer such New Technology License to a third party on the same terms and subject to the same conditions as were offered to Buyer pursuant to Section 1.8(b). If, however, the Licensing Party(ies) offers such New Technology License to a third party on terms or conditions that are more favorable than those offered to the Buyer in connection with its Right of First Offer (a "DIFFERING NEW TECHNOLOGY LICENSE"), prior to entering into the Differing New Technology License with such third party, (i) the applicable Licensing Party(ies) shall notify Buyer in writing of its offer of the Differing New Technology License to such third party and (ii) Buyer shall have the right to accept the Differing New Technology License on the same terms and conditions so offered by the applicable Licensing Party(ies) to such third party (the "RIGHT OF LAST REFUSAL"). Buyer shall have fifteen (15) calendar days in which to exercise its Right of Last Refusal by providing written notice to the applicable Licensing Party(ies). In the event Buyer does not so exercise its Right of Last Refusal within such fifteen (15) day period, Buyer's Right of Last Refusal with respect only to the particular Differing New Technology License being offered by Seller shall be deemed waived. The offer of a New Technology License by a Licensing Party(ies) to a third party in accordance with the terms of this Section 1.8(c) shall be exempt from the provisions of
Section 3.4 and 3.5.

         1.9 ALLOCATION OF PURCHASE PRICE. Prior to the Closing, Buyer and AmiKa shall agree on the fair market values by class, in accordance with
Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"), and the Treasury Regulations thereunder, of the Subject Assets and the undertakings set forth in Section 3.4, which such agreement is contained in
SCHEDULE 1.9. The fair market provided in SCHEDULE 1.9 shall be used by Buyer and AmiKa for all financial, accounting, regulatory and tax purposes, including, but not limited to, any reporting requirement of the Internal Revenue Service (the "IRS") or any state, local, or foreign taxing authority. Buyer and AmiKa agree to file IRS Forms 8594 that are consistent with the fair market values provided in SCHEDULE 1.9 and in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.

         1.10 SALES AND TRANSFER TAXES. All sales and transfer taxes, fees and duties under applicable law incurred in connection with this Agreement will be borne and paid by Buyer.

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2.       REPRESENTATIONS AND WARRANTIES OF AMIKA.

         2.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated thereby, AmiKa hereby makes to Buyer the representations and warranties contained in this Section 2.

         2.2 ORGANIZATION AND QUALIFICATIONS OF AMIKA. AmiKa is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. A copy of AmiKa's Articles of Incorporation, as amended to date, certified by the State Department of Assessment and Taxation of Maryland, and by-laws, as amended to date, certified by AmiKa's Secretary, and heretofore delivered to Buyer's counsel, are complete and correct, and no amendments thereto are pending. AmiKa is not in violation of any term of its Articles of Incorporation or by-laws.

         2.3 CAPITAL STOCK; SUBSIDIARIES. The Shareholder and Mukta Shukla own, beneficially and of record, all of the issued and outstanding shares of capital stock of AmiKa. AmiKa does not have any subsidiaries.

         2.4  AUTHORITY.

              (a) Each of AmiKa and Shareholder has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by AmiKa and Shareholder pursuant to this Agreement and to carry out the transactions contemplated thereby. The execution, delivery and performance by each of AmiKa and Shareholder of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of AmiKa, the Shareholder and the stockholders of AmiKa and no other action on the part of AmiKa, the Shareholder or the stockholders of AmiKa is required in connection therewith.

                  This Agreement and each agreement, document and instrument executed and delivered by AmiKa and the Shareholder pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of AmiKa and the Shareholder enforceable in accordance with their terms. The execution, delivery and performance by AmiKa and the Shareholder of this Agreement and each such agreement, document and instrument:

                       (i) does not and will not violate any provision of the Certificate of Incorporation or by-laws of AmiKa;

                       (ii) to the knowledge of AmiKa, does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to AmiKa or require AmiKa to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

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                       (iii) does not and will not result in a breach of,
constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which AmiKa is a party or by which the property of AmiKa is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Subject Assets, except as specifically identified on SCHEDULE 2.4(A).

         2.5  SUBJECT ASSETS; PERSONAL PROPERTY.

              (a) AmiKa is the true and lawful owner of the Subject Assets, and has the right to sell and transfer to Buyer good, clear, record and marketable title to such Subject Assets, and, in the case of those Subject Assets which are tangible assets, free and clear of all claims, liabilities, liens, pledges, charges, collateral assignments, preemptive or refusal rights, security interests, encumbrances and equities of any kind (collectively, the "ENCUMBRANCES"). The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable or merchantable title to such Subject Assets which are tangible assets in Buyer, free and clear of all Encumbrances.

              (b) The Subject Assets are and have been sufficient to operate the Business as currently conducted by AmiKa. The Shareholder shall provide such training to Buyer's employees as part of this Agreement as follows: (i) the Shareholder shall make himself available to Buyer at reasonable times for the purpose of providing such training as reasonably requested by Buyer for the period prior to the Closing Date and (ii) the Shareholder shall provide such training at Buyer's request for the four (4) week period following the Closing Date. All lodging and travel of Shareholder in connection with Shareholder's providing such training shall be arranged and provided by Buyer in accordance with Buyer's customary practices, and shall be borne by Buyer, subject to reasonable documentation and substantiation.

              (c) Except as set forth on SCHEDULE 2.5, all of the Subject Assets are located at AmiKa's sole place of business at 8980F Route 108, Oakland Center, Columbia, Maryland 21045. A complete description of the machinery, equipment and other tangible personal property of AmiKa relating to, used in or held for use in the Business (collectively, the "PERSONAL PROPERTY"), including, without limitation, all tooling, whether or not owned by AmiKa (the "TOOLING"), and all test, loaner or demonstration inventory (the "EQUIPMENT") is contained in SCHEDULE 2.5. SCHEDULE 2.5 also specifically sets forth the location of all of the loaner or demonstration inventory and the Tooling as well as whether such Tooling is owned by AmiKa and if not so owned, the name of the owner. All of the Personal Property is in working order, has been maintained in accordance with AmiKa's past practices, and, to AmiKa's knowledge, comply with applicable laws, ordinances and regulations.

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         2.6  FINANCIAL STATEMENTS.

              (a) AmiKa has delivered to Buyer the Statement of Profit and Loss for January to April 2000 (dated June 7, 2000), a copy of which is attached hereto as part of SCHEDULE 2.6. Said statement is complete and correct in all material respects, and presents fairly in all material respects the financial condition of AmiKa at the dates of said statement and the results of its operations for the periods covered thereby prepared in accordance with AmiKa's past practices.

              (b) AmiKa has delivered to Buyer a copy of their tax returns for the fiscal years 1998 and 1999, copies of which are attached hereto as part of SCHEDULE 2.6.

         2.7 INVENTORIES. Except as disclosed in SCHEDULE 2.7, all items in the inventories of AmiKa relating to, used in or held for use in the Business (the "INVENTORY") are of a quality and quantity saleable in the ordinary course of business of AmiKa.

         2.8 ORDINARY COURSE. Since January 1, 2000, AmiKa has conducted the Business only in the ordinary course and consistently with its prior practices and, since such date, and, to AmiKa's knowledge, there has been no material adverse change in the financial condition, prospects, properties, assets, liabilities, business or operations of the Business, whether or not in the ordinary course of business.

         2.9  INTELLECTUAL PROPERTY.

              (a) OWNERSHIP OF INTELLECTUAL PROPERTY ASSETS. AmiKa is the exclusive owner of, and has good, valid and marketable title to all of the Intellectual Property Assets (as defined below) free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property Assets. No claim is pending or, to the knowledge of AmiKa, threatened against AmiKa or its officers, employees, and consultants to the effect that AmiKa's right, title and interest in and to the Intellectual Property Assets is invalid or unenforceable by AmiKa. All former and current employees of AmiKa have executed written instruments with AmiKa that assign to AmiKa all rights to any inventions, improvements, discoveries, or information relating to the Business. No employee of AmiKa has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than AmiKa.

              (b) PATENTS. SCHEDULE 2.9(B) sets forth a complete and accurate list and summary description of all Patents (as defined below). Except as set forth in SCHEDULE 2.9(B), all of the issued Patents are currently in compliance with legal requirements (including without limitation payment of filing, examination and maintenance fees and proofs of working or use), are, to the knowledge of AmiKa's knowledge, valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety
(90) days after the date of the Closing except as set forth in SCHEDULE 2.9(B). No Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding. Except as set forth on SCHEDULE

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2.9(B), to the knowledge of AmiKa, there is no potentially interfering patent or patent application of any third party. Payment of all filing, examination and maintenance fees incurred following the Closing shall be the responsibility of Buyer.

              (c) TRADEMARKS. SCHEDULE 2.9(C) sets forth a complete and accurate list and summary description of all Marks (as defined below). None of the Marks have been registered with the United States Patent and Trademark Office. Except as set forth on SCHEDULE 2.9(C), no Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and, to the knowledge of AmiKa, no such action is threatened with respect to any of the Marks.

              (d) COPYRIGHTS. SCHEDULE 2.9(D) sets forth a complete and accurate list and summary description of all Copyrights (as defined below). None of the Copyrights have been registered with the United States Copyright Office. None of the source or object code, algorithms, or structure included in the Products is copied from, based upon, or derived from any other source or object code, algorithm or structure in violation of the rights of any third party. All copies of works encompassed by the Copyrights have been marked with the proper copyright notice under common law requirements.

              (e) TRADE SECRETS. AmiKa has taken reasonable security measures (including entering into the Employment Agreement attached hereto as EXHIBIT 2.9(E) with all employees of AmiKa and any other persons with access to the Trade Secrets (as defined below)) to protect the secrecy, confidentiality and value of all Trade Secrets. To the knowledge of AmiKa, there has not been any breach by any party to any such confidentiality or non-disclosure agreement. To the knowledge of AmiKa, the Trade Secrets have not been disclosed by AmiKa to any person or entity other than employees of AmiKa who had a need to know and use the Trade Secrets in the course of their employment or contract performance. AmiKa has the right to use, free and clear of claims of third parties, all Trade Secrets. To the knowledge of AmiKa, no third party has asserted that the use by AmiKa of any Trade Secret violates the rights of any third party.

              (f) OTHER INTANGIBLES. SCHEDULE 2.9(F) sets forth a complete and accurate list of Other Intangibles (as defined below).

              (g) EXCLUSIVITY OF RIGHTS. AmiKa has the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Intellectual Property Assets. Except as set forth on SCHEDULE 2.9(G), AmiKa (i) has not licensed or granted to anyone rights of any nature to use any of its Intellectual Property Assets; and (ii) is not obligated to and do not pay royalties or other fees to anyone for AmiKa's ownership, use, license or transfer of any of its Intellectual Property Assets.

              (h) LICENSES RECEIVED. All licenses or other agreements under which AmiKa is granted rights by others in Intellectual Property Assets are listed in SCHEDULE 2.9(H). All such licenses or other agreements are in full force and effect, to the knowledge of AmiKa, there is no material default by any party thereto, and, all of the rights of AmiKa thereunder are

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freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer, and to the knowledge of AmiKa, the licensors under the licenses and other agreements under which AmiKa is granted rights have all requisite power and authority to grant the rights purported to be conferred thereby.

              (i) LICENSES GRANTED. All licenses or other agreements under which AmiKa has granted rights to others in Intellectual Property Assets are listed in SCHEDULE 2.9(I). Except as set forth thereon, all such licenses or other agreements are in full force and effect, and to the knowledge of AmiKa, there is no material default by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.

              (j) AFFIRMATIVE OBLIGATIONS. AmiKa has no obligation to any person to maintain, modify, improve or upgrade the Products.

              (k) SUFFICIENCY. The Intellectual Property Assets constitute all of the assets of AmiKa used in designing, creating and developing the Products, and are those necessary for the operation of the Business as currently conducted and planned to be conducted.

              (l) INFRINGEMENT. Except as set forth on SCHEDULE 2.9(L), none of the Products manufactured and sold, nor any process or know-how used, by AmiKa infringes or is alleged to infringe any patent, trademark, service mark, trade name, copyright or other proprietary right or is a derivative work based on the work of another person.

              (m) PRODUCT PERFORMANCE. The Products perform in accordance with their specifications as set forth in, and subject to the limitation of liability provisions contained in, the AmiKa Catalogue as defined in Section 2.9(o)(ii) below.

              (n) NONDISCLOSURE CONTRACTS. Each of the Nondisclosure Contracts is a valid and binding obligation of AmiKa enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally.

              (o) For purposes of this Agreement,

                  (i)  "INTELLECTUAL PROPERTY ASSETS" means:

                       (A) the Products (as defined in Section 2.9(o)(ii) below);

                       (B) the patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) relating to, used or held for use in the Business, with the exception of patent application number 09/591009 relating to the Puretip product (collectively, "PATENTS");

                       (C) the name "AmiKa Corporation", and the trade names, trade dress, logos, packaging design and slogans enumerated in the AmiKa

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              Catalogue (as defined below), Internet domain names
              set forth on SCHEDULE 2.9(O)(I)(C), registered and unregistered trademarks and service marks and applications relating to, used or held for use in the Business (collectively, "MARKS");

                       (D) the copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above relating to, used or held for use in the Business (collectively, "COPYRIGHTS");

                       (E) the know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, Beta testing procedures and Beta testing results relating to, used or held for use in the Business (collectively, "TRADE SECRETS");

                       (F) the goodwill, franchises, licenses, permits, consents, approvals, technical information, telephone numbers, and claims of infringement against third parties relating to, used or held for use in the Business; and

                       (G) the customer lists and telephone numbers (except for the telephone number 1 (800) 742-5624), business strategies, outside analyst's plans and reports, outlooks, forecasts and other similar documents relating to, used or held for use in the Business (collectively, "OTHER INTANGIBLES")

                  (ii) "PRODUCTS" mean those products listed in the AmiKa Catalogue, a copy of which is attached hereto as EXHIBIT 2.9(O)(II) (the "AMIKA CATALOGUE"), and any and all products sold by AmiKa in the twelve (12) months prior to the Closing Date, a complete list of which is provided on
SCHEDULE 2.9(O)(II) attached hereto.

                  (iii) "NONDISCLOSURE CONTRACTS" means all nondisclosure and/or confidentiality agreements entered into between AmiKa and persons in connection with disclosures by AmiKa relating to the Products and the Intellectual Property Assets. A complete list of all Nondisclosure Contracts is provided on SCHEDULE 2.9(O)(III) attached hereto.

         2.10 CONTRACTS. Except for contracts, commitments, plans, agreements and licenses listed in SCHEDULE 2.10 (true and complete copies of which have been delivered to Buyer and with respect to which no other arrangements or understandings (whether written or oral) exist that otherwise amend or modify such agreements), AmiKa is not a party to or subject to any of the foregoing that relate to, are used in or are relevant to the Business. Except as set forth in SCHEDULE 2.10, all of the foregoing are freely assignable without the consent of any person or entity and will be assigned to Buyer at Closing. AmiKa is not a party to any contract or

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agreement containing confidentiality covenants or covenants limiting the freedom of AmiKa to compete in any line of business or with any person or entity.

         2.11 LITIGATION. SCHEDULE 2.11 hereto lists all currently pending litigation and governmental or administrative proceedings or investigations to which AmiKa is a party. Except for matters described in SCHEDULE 2.11, there is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of AmiKa, threatened against AmiKa or its affiliates which may have any adverse effect on the properties, assets, prospects, financial condition or business of AmiKa or which would prevent or hinder the consummation of the transactions contemplated by this Agreement. With respect to each matter set forth therein, SCHEDULE 2.11 sets forth a description of the matter, the forum (if any) in which it is being conducted, the parties thereto and the type and amount of relief sought.

         2.12 WARRANTY OR OTHER CLAIMS. There are no existing or, to AmiKa's knowledge, threatened product liability, warranty or other similar claims, or any facts upon which a material claim of such nature could be based, against AmiKa for products or services which are defective or fail to meet any product or service warranties, except as disclosed in SCHEDULE 2.12. No claim has been asserted against AmiKa for renegotiation or price redetermination of any business transaction, and there are no facts upon which any such claim could be based.

         2.13 PERMITS. SCHEDULE 2.13 lists those permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "APPROVALS") that AmiKa has obtained from federal, state or local authorities. AmiKa is not required to obtain any federal Approval for the operation of the Business as currently conducted.

         2.14     INTENTIONALLY OMITTED.

         2.15 WARRANTIES. Except as set forth in the AmiKa Catalogue, AmiKa has made no warranties (whether written or oral) with respect to any of its products.

         2.16 BACKLOG. As of the date hereof, AmiKa has a backlog of orders for the sale of its products or services in respect of the Business which have been placed in the ordinary course of business, for which revenues have not been recognized by AmiKa, as set forth in SCHEDULE 2.16 (the "BACKLOG"). Buyer hereby agrees to fulfill the orders comprising the Backlog that exist at the Closing, which such orders will be set forth on a statement of existing orders to be provided by AmiKa to Buyer at Closing, so long as such orders have been accepted by AmiKa on normal business terms. Consistent with past practice of the Business and so long as no payments or deposits have been received by AmiKa with respect to such orders as of the Closing, Buyer will fulfill such orders consistent with Buyer's past practices.

         2.17 CUSTOMERS, DISTRIBUTORS AND SUPPLIERS. The relationships of AmiKa with its customers, distributors and suppliers relating to the Business are good commercial working relationships. No such customer, distributor or supplier has canceled, materially modified, or otherwise terminated its relationship with AmiKa, nor, to the knowledge of AmiKa, does any such customer, distributor or supplier have any plan or intention to do any of the foregoing.

         2.18 DISCLOSURE. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by AmiKa pursuant to this Agreement to Buyer do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. There are no facts known to AmiKa which presently have a material adverse affect on the business, properties, prospects, operations or condition of AmiKa which have not been specifically disclosed herein or in a Schedule furnished herewith, other than general economic, industry and political conditions affecting the industries in which AmiKa operates.

3.       COVENANTS OF AMIKA.

         3.1 MAKING OF COVENANTS AND AGREEMENTS. AmiKa hereby makes the covenants and agreements set forth in this Section 3.

         3.2. CONSUMMATION OF AGREEMENT. AmiKa shall use its best efforts to perform and fulfill all conditions and obligations on their parts to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end, AmiKa will promptly in connection with or following the Closing take all appropriate actions to:

              (a) Transfer the Subject Assets to Buyer; and

              (b) Cooperate with Buyer to notify all customers and prospects of the consummation of the transaction contemplated by this Agreement in a mutually agreeable fashion.

         3.3. CHANGE IN CORPORATE NAME. AmiKa shall take all action necessary to effect a change in its corporate name from "AmiKa Corporation" to a name not utilizing the word "AmiKa", or a similar name, such change to be effective no later than five (5) calendar days after the Closing.

         3.4. NON-COMPETITION. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, AmiKa and the Shareholder (each, a "NON-COMPETE PARTY") each agree that he or it will not, for a period of four (4) years following the Closing Date without the prior written consent of Buyer, directly or indirectly, engage or participate in, be employed by or assist in any manner or in any capacity, or have any interest in or make any loan to any person, firm, corporation or business which engages in any activity which directly competes with the Business or the Subject Assets so long as Buyer or any of Buyer's subsidiaries (or its or their successor, if any) shall engage in such activity; PROVIDED, HOWEVER, the foregoing shall not prevent a Non-Compete Party from owning beneficially or of record up to one percent (1%) of the outstanding securities of a publicly-held corporation which engages in such competitive activities. Notwithstanding the foregoing, a Licensing Party(ies) shall not be in violation of this Section 3.4 in the event Buyer waives or is deemed to have waived its Right of First Offer pursuant to Section 1.8(a) and such Licensing Party(ies) offers the relevant New Technology License to a third party pursuant to Section 1.8(c).

         3.5. CONFIDENTIALITY. AmiKa and the Shareholder each agree that, for a period of four (4) years following the Closing Date, they, and each of their respective officers and directors will hold in strict confidence, and will not distribute or make available, any confidential or proprietary data or information of AmiKa that is used in connection with or related to the Business (the "CONFIDENTIAL INFORMATION"). Each such party's obligations under this Agreement with respect to any portion of the Confidential Information shall terminate when such party can document that: (a) such Confidential Information was public knowledge at the time it was communicated to the party; (b) such Confidential Information entered the public domain subsequent to the time it was communicated to the party through no fault of the party; (c) it was in the party's possession free of any obligation of confidence at the time it was communicated to the party; (d) it was rightfully communicated to the party free of any obligation of confidence subsequent to the time it was communicated to the party; or (e) it was developed by employees or agents of the party who had no access to any information communicated to the party. Notwithstanding the foregoing, a Licensing Party(ies) shall not be in violation of this Section 3.5 in the event Buyer waives or is deemed to have waived its Right of First Offer pursuant to Section 1.8(a) and such Licensing Party(ies) offers the relevant New Technology License to a third party pursuant to Section 1.8(c).

         3.6. ORDERS AND INQUIRIES. From and after the Closing, AmiKa shall forward any and all orders and inquiries relating to the Business to Buyer immediately upon receipt.

         3.7. CERTAIN REMEDIES. It is specifically understood and agreed that any breach of this Section 3 by any of the parties hereto will result in irreparable injury to Buyer that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy for such breach and any other remedy it may have, Buyer shall be entitled to enforce the specific performance of the agreements contained in this Section 3 by AmiKa and to seek both temporary and permanent injunctive relief as well as other equitable remedies, without the necessity of proving actual damages, but without limitation of their rights to recover damages.

         3.8 ASSIGNMENT OF DISTRIBUTION ARRANGEMENT. Immediately following Closing, AmiKa shall use commercially reasonable efforts to obtain the consent of Dianorm GmbH ("DIANORM") to the assignment of the distribution arrangement between AmiKa and Dianorm evidenced by the Certificate of Dianorm dated July 5, 2000, a copy of which is attached EXHIBIT 3.8. Upon receipt of such consent, AmiKa shall execute an assignment to Buyer of such distribution arrangement in a form reasonably acceptable to Buyer. AmiKa or Shareholder shall not be liable to Buyer if, after using its commercially reasonable efforts to do so, AmiKA fails to obtain such consent of Dianorm.

         3.9 DELIVERY OF ORIGINAL ASSIGNMENT AGREEMENTS. AmiKa shall cause to be sent to Buyer, no later than the first (1st) business day following the conclusion of the Closing, via

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

overnight courier the originally executed assignments referred to below in
Section 4.1(b) and Section 4.1(c).

4.       CONDITIONS.

         4.1 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligation of Buyer to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

              (a) CERTIFICATE(S). AmiKa shall have delivered to Buyer such supporting documents and certificates as Buyer may reasonably request and as may be required pursuant to this Agreement.

              (b) ASSIGNMENT OF PATENTS TO AMIKA. All of the rights and interests in the Patents shall have been sold, transferred and assigned by the appropriate parties to AmiKa prior to the conclusion of the Closing and a copy of such executed assignments shall have been delivered to Buyer.

              (c) ASSIGNMENT OF PATENTS AGREEMENT. AmiKa shall have entered into an Assignment of Patents Agreement with Buyer substantially in the form attached hereto as EXHIBIT 4.1(C).

              (d) PURETIP LICENSE AGREEMENT. AmiKa shall have entered into a License Agreement with Buyer substantially in the form attached hereto as
EXHIBIT 4.1(D).

              (e) ARTICLES OF SALE AND TRANSFER. Buyer shall have properly filed with the State Department of Assessments and Taxation of Maryland the Articles of Sale and Transfer substantially in the form attached hereto as
EXHIBIT 4.1(E).

              (f) SUPROTIP RECIPE. AmiKa shall have delivered to Buyer the complete recipe (including, without limitation, detailing all materials, compounds and processes) for the production of Suprotip.

              (g) OPINION OF SELLER'S COUNSEL. On the Closing Date, Buyer shall have received from Blum, Yumkas, Mailman, Gutman & Denick, P.A., counsel to Seller, an opinion as of said date, in substantially the form attached hereto as EXHIBIT 4.1(G).

              (h) SIDE LETTER AGREEMENT. AmiKa shall have delivered to Buyer an executed Side Letter Agreement in the form attached hereto as EXHIBIT 4.1(H).

5.       RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

         5.1 SURVIVAL OF WARRANTIES. Each of the representations, warranties, agreements, covenants and obligations herein, or any other agreement entered into in connection herewith or therewith or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby and thereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing, regardless of any investigation or knowledge acquired on the part of Buyer or its affiliates and shall not merge in the performance of any obligation by either party hereto.

6.       INDEMNIFICATION.

         6.1 INDEMNIFICATION BY AMIKA. AmiKa hereby agrees subsequent to the Closing to indemnify and hold Buyer and its respective subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually a "BUYER INDEMNIFIED PARTY" and collectively, the "BUYER INDEMNIFIED PARTIES") harmless from and against any damages, liabilities, diminution in value, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) (collectively, "DAMAGES") which may be sustained or suffered by any of them arising out of, attributable to or based upon any of the following matters:

         (a) fraud, intentional misrepresentation or a deliberate or willful breach by AmiKa of any of its representations, warranties or covenants under Sections 2.9(a) (only as it relates to the Patents), 2.9(b) (only as it relates to the Patents), 2.9(g) (only as it relates to the Patents) and 2.9(l) (only as it relates to the Patents) of this Agreement or any schedule or exhibit delivered pursuant thereto;

         (b) fraud, intentional misrepresentation or a deliberate or willful breach by AmiKa of any of its representations, warranties or covenants under this Agreement or any other agreement entered into in connection herewith or in any certificate, schedule or exhibit delivered pursuant hereto or thereto, other than as set forth in Section 6.1(a) above;

         (c) any other breach of any representation or warranty, covenant or agreement of AmiKa under this Agreement or any other agreement entered into in connection herewith or therewith or in any certificate, schedule or exhibit delivered pursuant hereto or thereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations or warranties, covenants or agreements;

         (d) any liability of AmiKa (whether arising before or after the Closing Date) relating to any product liability matter of any kind or nature whatsoever, known or unknown, asserted or unassented, that arises in connection with or on the basis of events, acts, omissions, conditions, or any other state of facts occurring or existing prior to or on the Closing Date;

         (e) any liability of AmiKa relating to federal, state, local, foreign or other taxes; and

         (f)  all claims asserted under any Bulk Sales Law.

         6.2  LIMITATIONS ON INDEMNIFICATION BY AMIKA.

              (a) Notwithstanding anything contained in Section 6.1 to the contrary, AmiKa's obligations to indemnify Buyer Indemnified Parties with respect to any indemnification claims asserted pursuant to Section 6.1(a) shall be limited in the aggregate to $3,000,000.

              (b) Notwithstanding anything contained in Section 6.1 to the contrary, no indemnification shall be payable to a Buyer Indemnified Party with respect to any indemnification claims asserted pursuant to Section 6.1(b) - (g) after the first anniversary of the Closing Date (the "INDEMNIFICATION CUT-OFF DATE"), except in respect of matters which have been the subject of a bona fide written indemnification claim which is made before the Indemnification Cut-Off Date by or on behalf of a Buyer Indemnified Party to AmiKa. Furthermore, AmiKa's obligations to indemnify Buyer Indemnified Parties with respect to any indemnification claims asserted pursuant to
Section 6.1(b) - (g) shall be limited in the aggregate to $200,000.

         6.3 NOTICE; DEFENSE OF CLAIMS. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within twenty (20) days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within twenty (20) days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. If the indemnifying party shall dispute a non-third party indemnification claim and the disputed indemnification claim has not been resolved or compromised within thirty (30) days after the indemnifying party sends notice of such dispute as provided above, such indemnification claim shall be referred to J.A.M.S./Endispute, Inc. to be settled by binding arbitration in Washington, D.C. as provided in
Section 7.5 of hereof. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnifying party shall not, in the defense of such a third party claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) or enter into any settlement or compromise without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a full release from all liability in respect of such claim or litigation. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; PROVIDED, HOWEVER, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

         6.4 SATISFACTION OF AMIKA'S INDEMNIFICATION OBLIGATIONS. In order to satisfy the indemnification obligations of AmiKa pursuant to this Section 6, a Buyer Indemnified Party shall have the right in its sole discretion (in addition to proceeding directly against AmiKa and any of its assets and enforcing any and all other rights and remedies it may have) to proceed directly against the Indemnification Escrow Amount as further set forth in the Escrow Agreement.

         6.5 MILLIPORE LIABILITY. Notwithstanding anything contained herein to the contrary, AmiKa and Shareholder shall not be liable to Buyer for any Damages arising out of, attributable to or based upon any infringement claims made by Millipore, Inc. relating to the manufacture and sale by Buyer of any of the Products following the Closing.

7.       MISCELLANEOUS.

         7.1 BULK SALES LAW. Buyer waives compliance by AmiKa with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors (collectively, the "BULK SALES LAWS") in connection with the transfer of the Subject Assets under this Agreement.

         7.2 GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of The State of Maryland without regard to its conflict of laws provisions.

         7.3 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits referred to herein and other agreements entered into in connection herewith and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings, including without limitation the Original Letter Agreement.

         7.4 ARBITRATION. The parties agree that, except for any matter where the remedy sought involves an equitable remedy, specific performance or injunctive relief, any controversy or dispute arising under this Agreement, including, without limitation, for indemnification under Section 6 hereof, shall be referred to J.A.M.S./Endispute, Inc., to be settled by binding arbitration in Washington, D.C. in accordance with the arbitration rules of such entity. The fees and expenses of the arbitrator shall, as between AmiKa, on the one hand, and Buyer, on the other hand, be borne by them in such proportions as shall be determined by the arbitrator, or if there is no such determination, then such fees and expenses shall be borne equally by AmiKa, on the one hand, and Buyer, on the other hand. The determination of the arbitrator as to any controversy or dispute shall be conclusive and binding upon the parties hereto and judgment may be entered thereon in any court having jurisdiction thereof.

         7.5 CONSENT TO JURISDICTION. Solely for the purpose of allowing a party to enforce its indemnification and other rights hereunder, each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts in which such rights are sought to be enforced.

         7.6 FEES AND EXPENSES. Except as otherwise provided in this Agreement, the costs and expenses of each party will be borne by each party. Any payment owed to Abacus Group or any other broker engaged by AmiKa shall be the sole responsibility of AmiKa.

         7.7 SEVERABILITY. In the event that one or more of the provisions contained in the Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained in this Agreement shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent possible by law.

         7.8 NOTICES. All notices under this Agreement shall be transmitted to the respective parties, shall be in writing and shall be considered to have been duly given or served when personally delivered to any individual party, or on the first (1st) business day after the date of deposit with an overnight courier for next day delivery, postage paid, or on the third (3rd) business day after deposit in the United States Mail, certified or registered, return receipt requested, postage prepaid, or on the date of telecopy, fax or similar telephonic transmission during normal business hours, as evidenced by mechanical confirmation of such telecopy, fax or telephonic transmission; addressed in all cases to the party at his or its address set forth below, or to such other address as such party may hereafter designate:

         If to the Buyer:

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

                  Harvard Apparatus, Inc.
                  84 October Hill Road
                  Holliston, MA 01746
                  Attn:  David Green, President
                  Fax: (508) 429-5732

         with a copy to:

                  Goodwin, Procter & Hoar LLP
                  Exchange Place
                  Boston, MA 02109
                  Attn: H. David Henken, Esq.
                  Fax: (617) 523-1231

         If to the Seller:

                  AmiKa Corporation
                  8980F Route 108
                  Oakland Center
                  Columbia, MD  21045
                  Attn: Ashok Shukla, Ph.D.
                  Fax:  (410) 997-6962

         with a copy to:

                  Blum, Yumkas, Mailman, Gutman & Denick, P.A.
                  1200 Mercantile Bank & Trust Building
                  2 Hopkins Plaza
                  Baltimore, MD 21201
                  Attn: Bernard S. Denick, Esq.
                  Fax: (410) 385-4070

         7.9 ASSIGNABILITY; EFFECT. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns. This Agreement may not be assigned by a party without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that Buyer shall be entitled to assign its rights and obligations hereunder after payment of the Purchase Price to Seller, without obtaining the prior written consent of the other parties hereto, to any successor in interest in the event of a merger, a sale of all or substantially all of its assets or a sale of a majority of its capital stock.

                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                      BUYER:

                                      HARVARD APPARATUS, INC.

                                      By: /s/ David Green
                                          ------------------------------------
                                          Name:   David Green
                                          Title:  President

                                      AMIKA:

                                      AMIKA CORPORATION

                                      By: /s/ Ashok Shukla
                                          ------------------------------------
                                          Name:   Ashok Shukla, Ph.D.
                                          Title:  President

         The undersigned hereby agrees to be bound by the provisions of Section 1.8, Section 2.5(b)(i) and (ii), Section 3.4 and Section 3.5 hereto.

                                      SHAREHOLDER:

                                      /s/ Ashok Shukla
                                          ------------------------------------
                                      Ashok Shukla, Ph.D.,
                                      in his personal capacity

                                      20